TBS International Limited Announces the Acquisition of a Multipurpose Tweendecker Expanding its Fleet to 40 Vessels

HAMILTON, BERMUDA – November 07, 2007 - TBS International Limited (NASDAQ: TBSI) announced today that it has entered into an agreement to acquire the M.V. African Sanderling, to be renamed the M.V. Hopi Princess, a 1984 built, 20,401 dwt multipurpose tweendecker. TBS agreed to acquire the vessel charter free for $18.3 million with expected delivery between mid January and mid February 2008.

Following this acquisition as well as the previously announced acquisitions of five other vessels, TBS' fleet will comprise 40 vessels in total, with an aggregate of 1,179,223 dwt, including 21 multipurpose tweendeckers and a combination of 19 handysize and handymax bulk carriers.

Joseph E. Royce, Chairman, Chief Executive Officer and President, stated:
“We are very pleased to announce the acquisition of the M.V. Hopi Princess which expands our multipurpose tweendecker fleet to 21 vessels and our total fleet to 40 vessels. Since the beginning of the third quarter 2007, our Company has entered into agreements to acquire charter free six vessels: five handysize dry bulk carriers and one multipurpose tweendecker representing an aggregate of 146,730 dwt. TBS expects to take delivery of these six vessels between now and mid-March 2008 thereby significantly expanding our operational and revenue generation capability.”

About TBS International Limited

TBS is an ocean transportation services company that offers worldwide shipping solutions through liner, parcel and bulk services, and vessel chartering. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean and the Mediterranean. TBS provides frequent regularly scheduled voyages in its network, as well as cargo scheduling, loading and discharge for its customers.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by certain factors, among others, set forth below and in TBS's filings with the Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Among the factors that could cause actual results to differ materially from those indicated by forward-looking statements is the ability of the buyer and seller of the vessel to satisfy customary conditions to our obligation to purchase the vessel. Other factors that could affect TBS's operations and results are discussed in TBS's filings with the Securities and Exchange Commission. TBS undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Visit our website at www.tbsship.com

For more information, please contact:
     Company Contact:
     Ferdinand V. Lepere
     Executive Vice President and Chief Financial Officer
     TBS International Limited
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

     Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     E-mail: nbornozis@capitallink.com